Bravo Brio Restaurant Group, Inc. Reports Third Quarter Financial Results
Announces $15 Million Share Repurchase Program

Columbus, Ohio - November 5, 2015 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen and thirty-nine week periods ended September 27, 2015. The Company also updated some of the parameters of its 2015 outlook, provided 2016 development guidance, and announced a new $15 million share repurchase program.

Selected Third Quarter 2015 Highlights Compared to the Third Quarter 2014:

▪	Revenues increased 3.9% to $98.3 million from $94.6 million.

▪	Total comparable restaurant sales decreased 3.5%.

▪	Comparable restaurant sales decreased 3.1% at BRAVO! and 3.8% at BRIO.

▪	Restaurant-level operating profit increased 9.5% to $12.7 million from $11.6 million.

▪	Net income was $0.9 million, or $0.06 per diluted share, compared to net income of $1.1 million, or $0.06 per diluted share.

Saed Mohseni, Chief Executive Officer, said, “A more favorable commodity environment and effective cost controls enabled us to improve restaurant-level operating profit and deliver diluted earnings per share on par with the year-ago period. Similar to recent quarters, we also continue to attract a more affluent guest to our restaurants despite negative comparable sales which has enabled us to increase our average check and thereby help mitigate lower guest counts.”

Mohseni added, “During the fourth quarter, our marketing efforts have focused on celebrating National Pasta Month in October with prix fixe meals. We have also reached an agreement with a larger retailer to sell BRAVO! gift cards which we believe will provide a boost to the brand’s guest counts and comparable sales trends heading into the new year. On the development front, we opened a BRIO in Miami, Florida during the third quarter and in late October opened a BRIO in Liberty, Ohio. Additionally, we expect our franchise partner will open a BRIO in San Juan, Puerto Rico later in the fourth quarter. In 2016, we are planning to open three restaurants, two BRAVO!s and one BRIO."

Mohseni concluded, "Our Board of Directors has approved a $15 million share repurchase program in a clear demonstration of confidence in the future of the Company. Our capital allocation plan will continue to use free cash flow to reduce debt and repurchase shares under this newly established $15 million authorization.”

Third Quarter 2015 Financial Results

Revenues increased $3.7 million, or 3.9%, to $98.3 million in the third quarter of 2015, from $94.6 million in the third quarter of 2014. The increase in revenues was primarily due to a net additional 108 operating weeks that was partially offset by a 3.5% decrease in comparable restaurant sales. The comparable restaurant sales decrease consisted of a 7.1% decrease in guest counts partially offset by a 4.6% increase in average check.

Total restaurant operating costs, which include costs of sales, labor costs, operating costs and occupancy costs, increased $2.7 million, or 3.2%, to $85.6 million in the third quarter of 2015, from $82.9 million in the third quarter of 2014. Total restaurant-level operating profit increased $1.1 million, or 9.5%, to $12.7 million from $11.6 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit increased to 13.0% in the third quarter of 2015 from 12.3% in the third quarter of 2014.

Net income in the third quarter of 2015 was $0.9 million, or $0.06 per diluted share, compared to net income of $1.1 million, or $0.06 per diluted share, in the same period last year.

Third Quarter 2015 Brand Operating Highlights

Comparable restaurant sales decreased 3.1% at BRAVO! and 3.8% at BRIO. Average weekly sales for BRAVO! and BRIO were $56,400 and $73,300, respectively.

During the third quarter of 2015, the Company opened a BRIO restaurant in Miami, Florida. As of September 27, 2015, the Company operated 52 BRAVO! restaurants, 63 BRIO restaurants, and one Bon Vie restaurant across 33 states. Included in this total is one BRIO restaurant that is operated under a management agreement.

2015 Outlook

The Company is reiterating the parameters of its outlook for the 52-week period ending December 27, 2015 to be as follows:

▪	Revenues of $422 million to $424 million (previously $423 million to $430 million).

▪	Total comparable restaurant sales of approximately minus 2.5% (previously minus 2.5% to 0.0%).

▪	Development of six Company-operated restaurants.

▪	Development of one franchise restaurant.

▪	General and administrative costs of approximately $24.0 million.

▪	Pre-opening costs of approximately $3.5 million.

▪	Diluted earnings per share of $0.65 to $0.70.

▪	Capital expenditures of $15 million to $17 million (previously $16 million to $18 million).

▪	Diluted share count of approximately 16.0 million.

▪	Estimated annual tax rate of 18% to 20% (previously 22% to 24%).

The Company is also providing preliminary guidance for the development of three Company-operated restaurants in 2016.

Share Repurchase Program

On October 20, 2015, the Board of Directors approved the terms of a new share repurchase program, which authorizes the Company to repurchase up to $15 million of its common shares through the end of fiscal year 2016, subject to the Company's pre-existing blackout periods. The Company may repurchase shares on the open market or through privately negotiated transactions at times and prices considered appropriate by the Company at the discretion of management and subject to its assessment of market conditions and other economic factors.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss third quarter 2015 financial results today at 5:30 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer; Jim O'Connor, Chief Financial Officer; and Brian O'Malley, President and Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (877) 852-6543, or for international callers (719) 325-4893. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 215307. The replay will be available until Thursday, November 12, 2015.

The call will also be webcast live and later archived on the Company's investor relations website at http://investors.bbrg.com in the ‘Presentations & Events’ section.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 6, 2015.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 27, 2015 AND SEPTEMBER 28, 2014
(in thousands except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	September 27, 2015		September 28, 2014		September 27, 2015		September 28, 2014
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Revenues	$98,294		$94,576		$316,709		$301,679
Costs and expenses
Cost of sales	24,463	24.9%	25,038	26.5%	79,905	25.2%	78,799	26.1%
Labor	36,274	36.9%	34,643	36.6%	114,271	36.1%	107,902	35.8%
Operating	16,905	17.2%	16,292	17.2%	52,445	16.6%	49,370	16.4%
Occupancy	7,913	8.1%	6,965	7.4%	24,012	7.6%	21,433	7.1%
General and administrative expenses	5,401	5.5%	5,053	5.3%	17,231	5.4%	16,701	5.5%
Restaurant preopening costs	628	0.6%	668	0.7%	2,383	0.8%	1,694	0.6%
Depreciation and amortization	5,637	6.0%	5,054	5.3%	16,532	5.2%	15,099	5.0%
Total costs and expenses	97,221	98.9%	93,713	99.1%	306,779	96.9%	290,998	96.5%
Income from operations	1,073	1.1%	863	0.9%	9,930	3.1%	10,681	3.5%
Interest expense, net	353	0.4%	238	0.3%	1,142	0.4%	730	0.2%
Income before income taxes	720	0.7%	625	0.7%	8,788	2.8%	9,951	3.3%
Income tax expense (benefit)	(190)	(0.2)%	(514)	(0.5)%	1,506	0.5%	1,963	0.7%
Net income	$910	0.9%	$1,139	1.2%	$7,282	2.3%	$7,988	2.6%

Net income per basic share	$0.06		$0.06		$0.48		$0.42
Net income per diluted share	$0.06		$0.06		$0.46		$0.40
Weighted average shares outstanding-basic	15,202		18,853		15,174		19,084
Weighted average shares outstanding-diluted	15,948		19,768		15,917		19,977

Certain percentage amounts may not sum due to rounding.

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 27, 2015 AND DECEMBER 28, 2014
(Dollars in thousands)

	September 27, 2015	December 28, 2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$379	$427
Accounts receivable	6,781	7,079
Tenant improvement allowance receivable	1,227	1,613
Inventories	2,703	3,132
Deferred income taxes, net	3,799	3,459
Prepaid expenses and other current assets	1,212	2,179
Total current assets	16,101	17,889
Property and equipment — net	181,561	178,877
Deferred income taxes — net	50,252	50,872
Other assets — net	4,203	4,125
Total assets	$252,117	$251,763

Liabilities and stockholders’ equity
Current liabilities
Trade and construction payables	$14,007	$13,238
Accrued expenses	23,780	25,975
Deferred lease incentives	8,048	7,694
Deferred gift card revenue	9,276	12,783
Total current liabilities	55,111	59,690
Deferred lease incentives	60,519	59,475
Long-term debt	51,500	56,000
Other long-term liabilities	23,240	22,814
Commitments and contingencies
Stockholders’ equity
Common shares, no par value per share— authorized 100,000,000 shares; 20,290,695 shares issued at September 27, 2015 and 20,177,174 shares issued at December 28, 2014	200,399	199,718
Preferred shares, no par value per share— authorized 5,000,000 shares; issued and outstanding, 0 shares at September 27, 2015 and December 28, 2014	—	—
Treasury shares, 5,083,281 shares at September 27, 2015 and December 28, 2014	(72,997)	(72,997)
Retained deficit	(65,655)	(72,937)
Total stockholders’ equity	61,747	53,784
Total liabilities and stockholders’ equity	$252,117	$251,763